
Board of Statutory Auditors
Statutory Auditors
Board of Directors
Chairman of the Board
President
Internal Audit Dept.
Internal Control Dept.
Inter-Company Dept.
Osaka Branch Office
Operations Control Div.
System Planning Dept.
Investor Relations Dept.
Controller's Dept.
Finance Dept.
General Affairs Dept.
Human Resources Dept.
Sales & Marketing Control Div.
Tie-up Loan Dept.
Real Estate Finance Dept.
Central Office Sales Dept.
Osaka Sales Dept.
Sales Dept.
Education & Training Dept.
Business Development Dept.
Western Japan Investigation Dept.
Eastern Japan Investigation Dept.
Credit Screening Dept.